Exhibit 99.1

American Safety Insurance Holdings, Ltd.
Board of Directors Authorizes Stock Repurchase Program
HAMILTON, Bermuda—December 3, 2007- American Safety Insurance Holdings, Ltd, (NYSE: ASI) announced today that the Company’s Board of Directors has approved the repurchase of up to 500,000 shares of the Company’s outstanding common stock. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. Repurchases may be made from time to time on the open market or in privately negotiated block transactions. The repurchase program does not require the Company to repurchase any shares, or any specific number of shares, and may be terminated by the Company at any time.
About ASI:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda-based holding company, offers innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc., which, as a group, are rated “A” (Excellent) VIII by A.M. Best.

Contacts:
American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908